Exhibit 99.1

Citigroup Closed-End Funds

Issue Statement

NEW YORK – (Business Wire) – January 21, 2005

The following Citigroup closed-end funds – Citigroup Investments Corporate Loan Fund Inc., High Income Opportunity Fund Inc., Intermediate Muni Fund, Inc., Managed High Income Portfolio Inc., Managed Municipals Portfolio Inc., Municipal High Income Fund Inc., Real Estate Income Fund Inc., Zenix Income Fund Inc., Salomon Brothers Capital and Income Fund Inc., Salomon Brothers Emerging Markets Debt Fund Inc., Salomon Brothers Emerging Markets Floating Rate Fund Inc., Salomon Brothers Emerging Markets Income Fund Inc., Salomon Brothers Emerging Markets Income Fund II Inc., Salomon Brothers Global High Income Fund Inc., Salomon Brothers Global Partners Income Fund Inc., Salomon Brothers Inflation Management Fund Inc., Salomon Brothers Municipal Partners Fund Inc., Salomon Brothers Municipal Partners Fund II Inc., The Salomon Brothers Fund Inc., Salomon Brothers High Income Fund Inc., Salomon Brothers High Income Fund II Inc., Salomon Brothers Variable Rate Strategic Fund Inc., Salomon Brothers 2008 Worldwide Dollar Government Term Trust Inc., and Salomon Brothers Worldwide Income Fund Inc. – today issued the following statement:

In connection with an investigation previously disclosed by Citigroup, the Staff of the Securities and Exchange Commission (SEC) has notified Citigroup Asset Management (CAM), the Citigroup business unit that includes the funds’ investment manager and other investment advisory companies; Citicorp Trust Bank (CTB), an affiliate of CAM; Thomas W. Jones, the former CEO of CAM; and three other individuals, one of whom is an employee and two of whom are former employees of CAM, that the SEC Staff is considering recommending a civil injunctive action and/or an administrative proceeding against each of them relating to the creation and operation of an internal transfer agent unit to serve various CAM-managed funds.

In 1999, CTB entered the transfer agent business. CTB hired an unaffiliated subcontractor to perform some of the transfer agent services. The subcontractor, in exchange, had signed a separate agreement with CAM in 1998 that guaranteed investment management revenue to CAM and investment banking revenue to a CAM affiliate. The subcontractor’s business was later taken over by PFPC Inc., and at that time the revenue guarantee was eliminated and a one-time payment was made by the subcontractor to a CAM affiliate.

CAM did not disclose the revenue guarantee when the boards of various CAM-managed funds hired CTB as transfer agent. Nor did CAM disclose to the boards of the various CAM-managed funds the one-time payment received by the CAM affiliate when it was made. As previously disclosed, CAM has already paid the applicable funds, primarily through fee waivers, a total of approximately $17 million (plus interest) that is the amount of the revenue received by Citigroup relating to the revenue guarantee.

In addition, the SEC Staff has indicated that it is considering recommending action based on the adequacy of the disclosures made to the fund boards that approved the transfer agency arrangement, CAM’s initiation and operation of, and compensation for, the transfer agent business and CAM’s retention of, and agreements with, the subcontractor.

Citigroup is cooperating fully in the SEC’s investigation and is seeking to resolve the matter in discussions with the SEC staff. On January 20, 2005, Citigroup stated that it had established an aggregate reserve of $196 million ($25 million in the third quarter of 2004 and $171 million in the fourth quarter of 2004) related to its discussions with the SEC Staff. Settlement negotiations are ongoing and any settlement of this matter with the SEC will require approval by the Citigroup Board and acceptance by the Commission.

Unless and until any settlement is consummated, there can be no assurance that any amount reserved by Citigroup will be distributed. Nor is there at this time any certainty as to how the proceeds of any settlement would be distributed, to whom any such distribution would be made, the methodology by which such distribution would be allocated, and when such distribution would be made.

Although there can be no assurance, Citigroup does not believe that this matter will have a material adverse effect on the funds. The funds did not implement the contractual arrangement described above and will not receive any payments.

Symbols: EDF, EFL, EHI, EMD, ESD, GDF, GFY, HIF, HIO, HIX, IMF, MHF, MHY, MMU, MNP, MPT, RIT, SBF, SBG, SBI, SBW, SCD, TLI, ZIF

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Contact:

Brenda Grandell,

Director, Closed-End Funds

Citigroup Asset Management

212-291-3775

Media Contact:

Edward Giltenan

Head of Public Relations

Citigroup Asset Management

212-559-6746